Exhibit 77(C): Submissions of Matters to a vote of security holders

A joint special meeting of shareholders of the Fund was held on December 4, 2014. The joint special meeting was held for the purpose of electing members of the Fund’s Board of Directors.  Shareholders elected the following nine (9) Directors at the joint special meeting:

•	E. Thayer Bigelow
•	Robert B. Calhoun, Jr.
•	Eric C. Fast
•	Daria L. Foster
•	Evelyn E. Guernsey
•	Julie A. Hill
•	Franklin W. Hobbs
•	James M. McTaggart
•	James L.L. Tullis

The results of the proxy solicitation on the preceding matter were as follows:

Lord Abbett Bond-Debenture Fund, Inc.
Nominee	Votes For	Votes Withheld
E. Thayer Bigelow	968,948,680.966	18,820,884.396
Robert B. Calhoun, Jr.	969,314,319.979	18,455,245.383
Eric C. Fast	969,696,920.749	18,072,644.613
Daria L. Foster	970,121,218.942	17,648,346.420
Evelyn E. Guernsey	970,212,655.213	17,556,910.149
Julie A. Hill	969,221,772.091	18,547,793.271
Franklin W. Hobbs	969,540,472.208	18,229,093.154
James M. McTaggart	969,608,468.941	18,161,096.421
James L.L. Tullis	969,169,121.163	18,600,444.199

No Directors other than these elected are now in office.